ENDEAVOR SERIES TRUST

                   AMENDMENT NO. 9 TO AGREEMENT AND
                         DECLARATION OF TRUST


           Change of Name of a Series of the Trust from the Montgomery Select 50 Portfolio to the Select 50 Portfolio


         The undersigned, Assistant Secretary of Endeavor Series Trust (the "Trust"), does hereby certify that pursuant to Article VIII, Section 8.3 of the Trust's Agreement and Declaration of Trust (the "Declaration of Trust") dated November 18, 1988, as amended, the following votes were duly adopted by at least a majority of the Trustees of the Trust at a meeting held on November 17, 1997.

  VOTED: That the name of the Trust's Montgomery Select 50 Portfolio (the "Portfolio"), previously established and designated in accordance with Article III of the Declaration of Trust, be changed to Select 50
                  Portfolio, effective November 17, 1997; and further

  VOTED:          That the proper officers of the Trust be, and each
  -----
                  hereby is, authorized and empowered to execute all instruments and documents and to take all actions, including the filing of an Amendment to the Trust's
                  Declaration of Trust with the Secretary of State of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts, as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing vote.

         IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 17th day of November, 1997.




                                              Gail Hanson
                                              Assistant Secretary


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